Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

This Amended Pricing Supplement is being filed to correct the name, SEC file number and description of Teekay LNG Partners L.P. on pages PS-2, PS-13, PS-49 and PS-50.

SUBJECT TO COMPLETION, DATED JULY 21, 2010

AMENDED PRICING SUPPLEMENT NO. 2010- MTNDD586 DATED              , 2010

MEDIUM-TERM NOTES, SERIES D

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

CITIGROUP FUNDING INC.

Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships

Due September     , 2011

$1,000 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on September , 2011.

•	The notes are not principal protected. The amount you receive at maturity, if any, may be less than your initial investment in the notes and could be zero.

•

Any payments due on the notes, including at maturity, will be based on the performance of the price of the common units (which we refer to as the basket components) of fifteen energy-related Master Limited Partnerships (MLPs) contained in a basket (which we refer to as the energy MLP basket) that will be equally weighted initially and rebalanced to equal weighting on March     , 2011 (approximately six months from the date the notes are priced for initial sale to the public, which we refer to as the pricing date).

•

We will pay interest on the notes quarterly on December     , 2010, March     , 2011, June     , 2011 and on the maturity date. The amount of interest payable per note will vary and for each quarterly interest period will equal the sum of (i) the fixed interest amount and (ii) the variable interest amount, which may be zero. The fixed interest amount will equal 0.20% per annum of each $1,000 note. The variable interest amount will equal the total amount of ordinary cash dividends with respect to the basket components for which an ex-date has occurred during each quarterly interest period, if any, for each $1,000 note (which amount we refer to as the dividend amount).

•

If you hold your notes at maturity, you will receive for each note a maturity payment equal to the net investment value of the note on the third trading day prior to the maturity date (which we refer to as the valuation date), plus accrued and unpaid interest. The maturity payment you receive, if any, may be less than your initial investment in the notes and could be zero.

•

On the pricing date, the net investment value will be $990 per note. On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990 multiplied by (ii) the basket return percentage of the energy MLP basket, which compares the value of the energy MLP basket on that trading day to its value on the pricing date plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) an amount equal to the basket adjustment factor calculated up to and including that trading day (which amount we refer to as the accumulated basket adjustment fee).

•

Because the net investment value per note will be determined by multiplying the basket return percentage by $990, not by $1,000 per note, only 99.00% of your initial investment in the notes will participate in the appreciation, if any, of the energy MLP basket. Additionally, the net investment value per note will be calculated after the deduction of a basket adjustment factor of 1.00% per annum, which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day. The deduction of this basket adjustment factor will reduce the net investment value, and therefore, the return on your investment in the notes, if any. At maturity, you will receive an amount less than your initial investment in the notes unless the net investment value on the valuation date has increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.

•	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The minimum investment amount will be $50,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The notes are not deposits or savings accounts but are senior unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price(1)	$1,000	$
Underwriting Fee(1)	$10	$
Proceeds to Citigroup Funding Inc.	$990	$

(1)	The actual public offering price and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $995 per note. You should refer to “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $10 for each note sold in this offering, subject to reduction for volume purchase discounts depending on the aggregate amount of notes purchased by an investor. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including broker-dealers affiliated with Citigroup Global Markets, a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $10 for each note they sell, subject to reduction for volume purchase discounts depending on the aggregate amount of notes purchased by an investor. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

The agent expects to deliver the notes to purchasers on or about             , 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The notes are senior unsecured debt securities of Citigroup Funding Inc. offering no principal protection. Any maturity payment you receive may be less than your initial investment in the notes and could be zero. Any payments due on the notes, including at maturity, will be based on the performance of the basket components contained in the energy MLP basket. The basket components will be initially equally weighted and rebalanced to equal weighting on March     , 2011 (approximately six months from the pricing date, which we refer to as the basket rebalancing date). The common units of the following fifteen MLPs comprise the basket components:

MLP Name	Ticker	Exchange
El Paso Pipeline Partners, L.P.	EPB	NYSE
Energy Transfer Equity, L.P.	ETE	NYSE
Enterprise Products Partners L.P.	EPD	NYSE
Inergy, L.P.	NRGY	NYSE
Magellan Midstream Partners, L.P.	MMP	NYSE
NuStar Energy L.P.	NS	NYSE
NuStar GP Holdings, LLC	NSH	NYSE
ONEOK Partners, L.P.	OKS	NYSE
Plains All American Pipeline, L.P.	PAA	NYSE
Regency Energy Partners LP	RGNC	NASDAQ
Spectra Energy Partners, LP	SEP	NYSE
Suburban Propane Partners, L.P.	SPH	NYSE
Targa Resources Partners LP	NGLS	NYSE
Teekay LNG Partners L.P.	TGP	NYSE
Western Gas Partners, LP	WES	NYSE

We will pay interest on the notes quarterly on December     , 2010, March     , 2011, June     , 2011 and on the maturity date. The amount of interest payable per note will vary and for each quarterly interest period will equal the sum of (i) the fixed interest amount of 0.20% per annum and (ii) the variable interest amount, which may be zero.

On the pricing date, the net investment value will be $990 per note. On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990 multiplied by (ii) the basket return percentage plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) the accumulated basket adjustment fee.

At maturity, you will receive for any note you then hold a maturity payment equal to the net investment value of the note on the valuation date. Because the net investment value per note will be determined by multiplying the basket return percentage by $990, not $1,000 per note, only 99.00% of your initial investment in the notes will participate in the appreciation, if any, of the energy MLP basket. You should refer to “Description of the Notes – Net Investment Value” in this pricing supplement for more information.

The net investment value will be calculated after the deduction of an adjustment factor of 1.00% per annum which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day. At maturity, you will receive an amount less than your initial investment in the notes unless the net investment value on the valuation date has increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.

If you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors and may be substantially less than the amount you originally invest.

The notes will mature on September     , 2011. The notes are a series of senior unsecured debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the full principal amount of your investment at maturity is not guaranteed. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $1,000. You may transfer the notes only in units of $1,000 and integral multiples of $1,000. The minimum investment amount will be $50,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

Yes. The notes will bear a total amount of interest equal to the sum of a (i) the fixed interest amount and (ii) the variable interest amount, which may be zero. We will pay interest in cash quarterly on December     , 2010, March     , 2011, June     , 2011 and on the maturity date. We refer to each of these quarterly payment dates as an interest payment date and to the date three trading days prior to each interest payment date as an interest determination date. Each period from but excluding an interest determination date, or the pricing date, to and including the next interest determination date, we refer to as an interest period. The interest rate calculated for any interest period is applicable only to that interest period. The interest payments for any other interest period will vary and may be as little as $0.50 per note.

The fixed interest amount for any interest period will equal 0.20% per annum and will be calculated on the basis of a
360-day year consisting of twelve 30-day months.

The variable interest amount for any interest period will equal the dividend amount accrued from but excluding the prior interest determination date to and including the next following interest determination date (or, in the case of the first interest period, from but excluding the pricing date to and including the first interest determination date). If the dividend amount is zero on any interest determination date, you will not receive a variable interest amount for the related interest period, and your interest payment for that interest period will be as little as $0.50 per note.

The dividend amount will equal the total amount of ordinary cash dividends with respect to the basket components for which an ex-date has occurred during the relevant time period, if any, for each $1,000 note.

The ex-date relating to the cash dividend on any basket component is the first date on which such common units trade in the regular way on their principal national securities exchange without the right to receive this cash dividend.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate. You should understand how the interest rate calculations work before you invest in the notes. You can find more information in the section “Description of the Notes — Interest” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes. The return of the full principal amount of your investment at maturity is not guaranteed. Instead, the maturity payment, if any, will be based upon the net investment value on the third trading day prior to maturity. In order for you to receive at maturity at least your initial investment in the notes, the net investment value on the valuation date must be have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note. If the net investment value declines or does not increase sufficiently, the payment you receive at maturity, if any, will be less, and possibly significantly less, than the $1,000 per note you invested. You should refer to “Description of the Notes — Amounts Payable at Maturity — Hypothetical Examples” and “Risk Factors Relating to the Notes — The Notes Are Not Principal Protected. At Maturity You May Receive Less than Your Initial Investment in the Notes if the Value of the Energy MLP Basket Declines or Does Not Increase Significantly.”

Additionally, if you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors and may be substantially less than the amount you originally invest.

What Is the Net Investment Value of the Notes?

On the pricing date, the net investment value will be $990. On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990.00 multiplied by (ii) the basket return percentage plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) the accumulated basket adjustment fee.

The basket return percentage on any trading day will equal the following fraction, expressed as a percentage:

Ending basket value

Starting basket value

The starting basket value will equal 100 and will be set on the pricing date.

The ending basket value on any trading day will equal the closing value of the energy MLP basket on that trading day.

The closing value of the energy MLP basket on any trading day will equal the sum of the products of (i) the closing price of a basket component on that trading day and (ii) that basket component’s applicable basket composition ratio. The basket composition ratio for each basket component will be determined on the pricing date and on the basket rebalancing date (approximately six months after the pricing date).

The accumulated basket adjustment fee on any trading day will equal the following formula:

A + B ×   C   × D

        365

where,

A equals the accumulated basket adjustment fee on the immediately preceding trading day;

B equals the basket adjustment factor of 1.00%;

C equals the number of calendar days since the immediately preceding trading day; and D equals the net investment value on the immediately preceding trading day.

For more specific information about the net investment value, basket return percentage, closing value of the energy MLP basket, dividend amount, basket adjustment factor, and the effect of a market disruption event on the determination of the net investment value of the notes, please see “Description of the Notes — Net Investment Value” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

If you do not sell your notes in the secondary market, if any, the payment you receive at maturity of the notes, if any, will be equal to the net investment value of the notes determined on the valuation date. The net investment value of the notes on the valuation date will depend on the performance of the energy MLP basket from the pricing date to the valuation date. In order for you to receive at least your initial investment of $1,000 per note, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note. Otherwise, the amount you receive, if any, will be less than your initial investment in the notes and could be zero.

Where Can I Find Examples of Hypothetical Interest Payments and Maturity Payments?

For a table setting forth hypothetical interest payments and maturity payments on the notes, see “Description of the Notes — Hypothetical Examples of Interest Payments and Maturity Payments” in this pricing supplement.

What Are the Costs Related to an Investment in the Notes?

Sales Charge: The net investment value per note on any trading day after the pricing date will be determined by multiplying the basket return percentage by $990, not $1,000 per note. This $10 deduction per note is paid to Citigroup Global Markets and is comparable to paying an underwriting fee of 1.00% per note.

Basket Adjustment Factor: The net investment value will be calculated after the deduction of an adjustment factor of 1.00% per annum, which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day. The deduction of this accumulated basket adjustment fee will reduce the net investment value and therefore, the return on your investment in the notes, if any. Taking the sales charge and the basket adjustment factor together, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note in order for you to receive at least your initial investment in the notes.

For further information on the basket adjustment factor, please see “Description of the Notes—Net Investment Value” in this pricing supplement. You should also refer to “Risk Factors Relating to the Notes—You Will Not Fully Participate in any Appreciation of the Energy MLP Basket” in this pricing supplement.

Who Determines the Value of the Energy MLP Basket and What Does it Measure?

Citigroup Global Markets, as calculation agent, will determine the value of the energy MLP basket as described in the section “Description of the Notes—Net Investment Value” in this pricing supplement. The energy MLP basket will represent the weighted returns of the common units of fifteen energy-related MLPs (the basket components) from the pricing date through the valuation date. Each of the basket components initially will be equally weighted based on the closing price of each basket component on the pricing date, as determined by the calculation agent, to achieve a starting basket value of 100 for the energy MLP basket on that date. The basket components will be rebalanced to equal weighting on the basket rebalancing date. For further information on the rebalancing of the energy MLP basket, please see “Description of the Energy MLP Basket—Rebalancing of the Energy MLP Basket” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any direct dividend payments from the MLP issuers, voting rights or any other ownership or other interest in respect of the basket components and the MLP issuers.

How Have the Basket Components Performed Historically?

We have provided a table showing the high and low closing prices, as well as the ordinary cash dividends paid per common unit, for each quarterly period from January 3, 2005 (or the earliest date thereafter for which information is available) through July 20, 2010 as well as a graph of the daily closing prices of each basket component. You can find the tables and graphs in the section “Description of the Basket Components”. We have provided this historical information to help you evaluate the behavior of the basket components in recent years. However, past performance is not indicative of how the basket components will perform in the future or whether or not cash dividends will be paid on the basket components during the term of the notes. You should also refer to the section “Risk Factors Relating to the Notes—The Historical Performance of the Basket Components Are Not Indicative of the Future Performance of the Basket Components” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat the note as a cash-settled prepaid forward contract providing for the future payment based on the value of the energy MLP basket, under which an amount equal to the purchase price of the note is treated as an interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. Payments of interest on the notes will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting. In addition, and subject to the discussion below about Section 1260 of the Code, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the note. In addition, at maturity a U.S. Holder will recognize capital gain or loss under such treatment equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder’s tax basis in the note at that time. Gain or loss on the sale, redemption or other disposition of the notes generally will be long-term capital gain or loss under such treatment if the U.S. Holder has held the notes for more than one year at maturity. A U.S. Holder should be aware that the notes are subject to the “constructive ownership” rules set forth in Section 1260 of the Code, which re-characterizes long-term capital gain that may be recognized in respect of the notes as ordinary income to the extent such gain is greater than the long-term gain that would have been realized on a comparable direct investment in the basket components and imposes an interest charge on the deemed underpayment of tax with respect to certain income items that are considered to have been deferred by a holder who invests in the notes rather than in the MLPs directly.

You should note that no statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange. Although Citigroup Global Markets intends to make a secondary market for the notes, it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding Inc. and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest.” However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes. You should refer to “Risk Factors Relating to the Notes — The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

Citigroup Funding expects to hedge its obligations under the notes through it or one or more of its affiliates. This hedging activity likely will involve trading in one or more of the basket components or in other instruments, such as options, swaps or futures, based upon the basket components. This hedging activity on, or prior to, the pricing date could increase the closing prices of the basket components, and potentially increase the closing prices the basket components must be above on the valuation date before you can receive at maturity a payment that exceeds your initial investment in the notes. This hedging activity also could affect the net investment value during the term of the notes and, therefore, the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors Relating to the Notes — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the amount you receive at maturity, if any, will be based on the net investment value of the notes, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the energy MLP basket and other events that are difficult to predict and beyond our control. Additionally, if you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors beyond our control.

Risk Factors Relating to the Notes

The Notes Are Not Principal Protected. At Maturity You May Receive Less than Your Initial Investment in the Notes if the Value of the Energy MLP Basket Declines or Does Not Increase Significantly

The amount payable at maturity, if any, will depend on the net investment value on the valuation date. As a result, the amount you receive at maturity, if any, may be less than the amount you paid for your notes. If the value of the energy MLP basket declines, remains the same or does not increase by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note from its value on the pricing date, so that the net investment value on the valuation date is less than $1,000 per note, the amount you receive for each note at maturity will be less than the $1,000 you paid for each note. This will be true even if the value of the energy MLP basket at one or more times during the term of the notes exceeds the value of the energy MLP basket on the pricing date.

The Amount of Interest Payable on the Notes Will Vary and May Be as Low as 0.20% Per Annum

Because the variable interest amount portion of the interest payment on the notes is based on the dividend amount during the relevant interest period, the amount of interest payable on the notes will vary and may be as low as 0.20% per annum per $1,000 note. If the dividend amount is zero on any interest determination date, you will not receive a variable interest amount for the related interest period and the total amount of interest payable per note during that interest period will be as little as $0.50 (0.20% per annum paid quarterly).

You Will Not Fully Participate in Any Appreciation of the Energy MLP Basket

Because the net investment value per note is determined by multiplying the basket return percentage by $990, not $1,000 per note, only 99.00% of your initial investment in the notes will participate in the appreciation, if any, of the energy MLP basket. Additionally, the net investment value is calculated after deducting the basket adjustment factor, which further reduces your participation in the appreciation, if any, of the energy MLP basket. Thus, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.

The Return on the Energy MLP Basket May Be Lower Than the Return on One or More of the Basket Components

Because the value of the energy MLP basket will be based on the closing prices of the fifteen basket components, a significant increase in the closing price of one basket component but not another may be substantially or entirely offset by a decrease in the closing price of another basket component. This may cause your return on the notes, if any, to be less than the return on a similar instrument linked to one or more of the basket components.

The Yield on the Notes, if Any, May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the net investment value on the valuation date is less than     %, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

The Notes are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Any Actual or Anticipated Changes to its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of, and demand for, the notes, the value of the energy MLP basket and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant. Many of these factors also affect the net investment value of the notes and may impact the amount you receive at maturity, if any.

Value of the Energy MLP Basket. We expect that the market value of the notes will depend substantially on the amount by which the value of the energy MLP basket changes from the starting basket value. However, changes in the value of the energy MLP basket may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the energy MLP basket exceeds the starting basket value, you may receive less than the amount that would be payable at maturity based on that value. If you choose to sell your notes when the value of the energy MLP basket is below the starting basket value, you are likely to receive less than the amount you originally invested.

The prices of the basket components included in the energy MLP basket will be influenced by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the equity trading markets on which the basket components are traded and by various circumstances that can influence the prices of the basket components. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the value of the energy MLP basket.

Events Involving the Basket Components. General economic conditions and earnings results of the basket components and real or anticipated changes in those conditions or results may affect the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the basket components or in other instruments, such as options, swaps or futures, based upon the basket components, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on, or prior to, the pricing date could increase the closing prices of the basket components, and potentially increase the closing prices the basket components must be above on the valuation date before you can receive at maturity a payment that exceeds your initial investment in the notes. This hedging activity during the term of the notes could also affect the net investment value and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding Inc. and Citigroup Inc. Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Basket Components or Derivative Instruments Related to the Basket Components by Affiliates of Citigroup Funding Inc.

Citigroup Funding Inc.’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the basket components or derivative instruments relating to the basket components for their own accounts in connection with their normal business practices. These transactions could affect the value of the energy MLP basket and, thus, the market value of the notes.

The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the net investment value for the notes on any trading day and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payment to you at maturity, if any.

Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes (and possibly to other instruments linked to the basket components) through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the basket components or in other instruments, such as options, swaps or futures, based upon the basket components. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the energy MLP basket and, therefore, the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

The United States Federal Income Tax Consequences of the Notes Are Potentially Less Favorable than Those of a Direct Investment in the Underlying MLPs

The United States federal income tax treatment of the notes differs from the treatment of a direct investment in the MLPs represented in the energy MLP basket. In particular, investors who are “U.S. persons” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) should be aware that the notes are subject to the “constructive ownership” rules set forth in Section 1260 of the Code, which re-characterizes long-term capital gain that may be recognized in respect of the notes as ordinary income to the extent such gain is greater than the long-term gain that would have been realized on a comparable direct investment in the MLPs represented in the energy MLP basket and imposes an interest charge on the deemed underpayment of tax with respect to certain income items that are considered to have been deferred by a holder who invests in the notes rather than in the MLPs represented in the energy MLP basket directly. Investors are strongly urged to consult their own tax advisers as to the consequences of an investment in the notes, including the application of Section 1260 to the notes.

Risk Factors Relating to the Basket Components Included in the Energy MLP Basket

You Will Have No Rights With Respect to Any MLP Represented in the Energy MLP Basket

You will have no rights as a holder of the notes with respect to any of the MLPs represented in the energy MLP basket, even though the market value of the notes is expected to depend, in part, on the closing prices of the basket components and the amount of cash distributions, if any, paid on the basket components over the term of the notes. The MLPs represented in the energy MLP basket are not involved in the offering of the notes and have no obligations relating to the notes. In addition, you will have no voting rights and will not directly receive dividends or other distributions, if any, from the represented in the energy MLP basket, if any, with respect to any of the basket components.

Energy MLP Market Risks May Affect the Value of the Notes and the Amount You Will Receive at Maturity

We expect that the value of the energy MLP basket will fluctuate in accordance with changes in the closing prices of the basket components, the financial condition of the MLPs represented in the energy MLP basket and certain other factors. The financial condition of the MLPs represented in the energy MLP basket may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the value of the energy MLP basket and thus in the value of the notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the basket components change. Investor perceptions of the basket components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the energy MLP basket is expected to fluctuate until the maturity date.

The Return on the Notes May Be Lower Than the Return on a Note Linked to a More Diversified Basket.

While the energy MLP basket will consist of fifteen basket components, all MLPs represented in the energy MLP basket are engaged in energy sector businesses, in particular the midstream energy assets, products and services such as gathering and processing and the fractionating, storing, terminalling, transporting, distributing trading and marketing of natural resources or energy assets. In addition, for the most part, the businesses, operations and consumers of all fifteen MLPs represented in the energy MLP basket are predominantly based in the continental United States and may be geographically concentrated. Such lack of diversification may cause the value of the energy MLP basket to move in the same or a similar direction (to be “highly correlated”), to be more volatile or to cause the return on the notes, if any, to be less than the return on a similar instrument linked to more diversified basket.

The Basket Components Are Subject to the Risks Related to the Energy Industry.

All of the basket components are issued by MLPs whose primary lines of business are directly associated with the energy industry, including the oil and gas sector. In addition, many of these MLPs are non-diversified businesses that are exposed to the risks associated with those businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. MLPs in the energy industry are significantly affected by a number of factors including: worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products; changes in tax or other laws affecting MLPs generally; regulatory changes affecting pipeline fees and other regulatory fees in the energy sector; the effects of political events and government regulation; the impact of direct government intervention, such as embargos; changes in fiscal, monetary and exchange control programs; changes in the relative prices of competing energy products; changes in the output and trade of oil and other energy producers; changes in environmental and weather conditions; the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products; decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise; risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products; uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States or elsewhere; and general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the price of some or all of the basket components to decline, and the amounts of their cash dividends to decrease, during the term of the notes.

The Value of the Energy MLP Basket and the Interest Payments on the Notes Could be Significantly Reduced if the Current Tax or Other Regulatory Treatment of the MLP Issuers Changes

As of the date of this pricing supplement, MLPs are taxed as partnerships for federal income tax purposes and, generally, are not subject to entity-level taxation by individual states. If the Internal Revenue Service were to treat MLPs as corporations for federal income tax purposes, the income generated by an MLP likely would be subject to taxation at a corporate rate of up to 35% and likely would be subject to state income tax as well. There could also be taxes imposed on dividends or other distributions paid to holders of MLP common units. Additionally, most MLPs currently are subject to regulation by federal, state and local regulatory authorities. If MLPs cease to be taxed as partnerships but become subject to taxation as corporations or if other regulatory authorities enact regulations which negatively affect MLPs’ ability to generate or distribute income, cash flow and after-tax dividends or other distributions paid to holders of MLP common units could be significantly reduced. Any reduction in dividends paid on the basket components will reduce the quarterly interest payments on the notes. In addition, reductions in cash flow or payments made to holders of MLP common units likely would result in a significant reduction in the value of the basket components. Any reduction in the value of the basket components will reduce the value of the energy MLP basket, and accordingly, the value of the notes.

The Historical Data on the Basket Components Are Not Indicative of the Future Performance of the Basket Components

The historical data on the basket components, which are included in this pricing supplement, should not be taken as an indication of the actual performance of the basket components during the term of the notes, an indication of whether you should sell the notes in the secondary market, if any, or an indication of the actual amount you will receive at maturity. Changes in the prices of the basket components will affect the value of the energy MLP basket and the market value of the notes, but it is impossible to predict whether the actual price of each basket component will rise or fall.

Certain Basket Components Have a Limited History

The amount payable at maturity is based on the net investment value which is dependent on the performance of the energy MLP basket. There is no historical closing price data available for certain basket components prior to 2008 for you to consider in making an independent investigation of the performance of the basket components. Changes in the closing prices of these basket components with limited closing price history will affect the value of the energy MLP basket and the market value of the notes, but it is impossible to predict whether the actual closing price of these basket components will rise or fall.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Strategic Market Access Notes based upon a Basket of Energy-Related Master Limited Partnerships (the “Notes”) are senior unsecured debt securities offering no principal protection. The amount you receive at maturity, if any, will be based on the performance of a basket of energy-related Master Limited Partnerships (the “Energy MLP Basket”) and may be less than your initial investment in the notes and could be zero.

The Energy MLP Basket is comprised of the common units of fifteen energy-related MLPs (the “Basket Components”) and will be initially equally weighted and rebalanced to equal weighting on the Basket Rebalancing Date. The Basket Components are as follows:

MLP Name	Ticker	Exchange
El Paso Pipeline Partners, L.P.	EPB	NYSE
Energy Transfer Equity, L.P.	ETE	NYSE
Enterprise Products Partners L.P.	EPD	NYSE
Inergy, L.P.	NRGY	NYSE
Magellan Midstream Partners, L.P.	MMP	NYSE
NuStar Energy L.P.	NS	NYSE
NuStar GP Holdings, LLC	NSH	NYSE
ONEOK Partners, L.P.	OKS	NYSE
Plains All American Pipeline, L.P.	PAA	NYSE
Regency Energy Partners LP	RGNC	NASDAQ
Spectra Energy Partners, LP	SEP	NYSE
Suburban Propane Partners, L.P.	SPH	NYSE
Targa Resources Partners LP	NGLS	NYSE
Teekay LNG Partners L.P.	TGP	NYSE
Western Gas Partners, LP	WES	NYSE

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $         (        Notes). The Notes will mature on September     , 2011. The Notes will constitute part of the senior unsecured debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the full principal amount of your investment in the Notes at maturity is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof. The minimum investment amount will be $50,000.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

The Notes will bear a total amount of interest equal to the sum of a (i) the Fixed Interest Amount and (ii) the Variable Interest Amount, which may be zero. We will pay interest in cash quarterly on December     , 2010, March     , 2011, June     , 2011 and on the maturity date. We refer to each of these quarterly payment dates as an Interest Payment Date and to the date three Trading Days prior to each Interest Payment Date as an Interest Determination Date. Each period from but excluding an Interest Determination Date, or the Pricing Date, to and including the next Interest Determination Date, we refer to as an Interest Period. The interest payment calculated for any Interest Period is applicable only to that Interest Period. The interest payments for any other Interest Period will vary and may be as little as $0.50 per Note.

The Fixed Interest Amount for any Interest Period will equal 0.20% per annum and will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Variable Interest Amount for any Interest Period will equal the Dividend Amount accrued from but excluding the prior Interest Determination Date to and including the next following Interest Determination Date (or, in the case of the first Interest Period, from but excluding the Pricing Date to and including the first Interest Determination Date). If the Dividend Amount is zero on any Interest Determination Date, you will not receive a Variable Interest Amount for the related Interest Period, and your interest payment for that Interest Period will be as little as $0.50 per Note.

The Dividend Amount will equal the total amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during the relevant time period, if any, for each $1,000 Note.

The Ex-Date relating to the cash dividend on any Basket Component is the first date on which such common units trade in the regular way on their principal national securities exchange without the right to receive this cash dividend.

Payment at Maturity

If you do not sell your Notes in the secondary market, if any, the payment you receive at maturity of the Notes, if any, will be equal to the Net Investment Value of the Notes determined on the Valuation Date. The Net Investment Value of the Notes on the Valuation Date will depend on the performance of the Energy MLP Basket from the Pricing Date to the Valuation Date.

In order for you to receive at maturity at least your initial investment of $1,000 per Note, the Net Investment Value on the Valuation Date must have increased from the Net Investment Value on the Pricing Date by an amount greater than the sum of (i) Accumulated Basket Adjustment Fee and (ii) a sales charge of $10 per Note. Otherwise, the amount you receive at maturity, if any, will be less than your initial investment in the Notes and could be zero.

Net Investment Value

On the Pricing Date, the Net Investment Value will be $990 per Note. On any Trading Day after the Pricing Date, the Net Investment Value per Note will equal:

($990 × Basket Return Percentage) + Accrued Dividend Amount – Accumulated Basket Adjustment Fee

The Basket Return Percentage on any Trading Day will equal the following fraction, expressed as a percentage:

Ending Basket Value

Starting Basket Value

The Starting Basket Value will equal 100 and will be set on the Pricing Date.

The Ending Basket Value on any Trading Day will equal the Closing Value of the Energy MLP Basket on that Trading Day.

The Closing Value of the Energy MLP Basket on any Trading Day will equal the sum of the products of (i) the closing price of a Basket Component on that Trading Day and (ii) that Basket Component’s Basket Composition Ratio.

On each Trading Day from and including the Pricing Date to and excluding the Basket Rebalancing Date, the Basket Composition Ratio for each Basket Component will equal (100 divided by 15) divided by the closing price of that Basket Component on the Pricing Date.

On each Trading Day from and including the Basket Rebalancing Date to and including the Valuation Date, the Basket Composition Ratio for each Basket Component will equal (A) (i) the Ending Basket Value on the Basket Rebalancing Date divided by (ii) the number of Basket Components on the Basket Rebalancing Date divided by (B) the closing price of that Basket Component on the Basket Rebalancing Date.

The Basket Rebalancing Date will be             , 2011 (approximately six months after the Pricing Date).

The Accrued Dividend Amount on any Trading Day will equal the accrued and unpaid Dividend Amount up to and including that Trading Day.

The Accumulated Basket Adjustment Fee on any Trading Day will equal the following formula:

A + B ×  C  × D

      365

where,

A equals the Accumulated Basket Adjustment Fee on the immediately preceding Trading Day;

B equals the Basket Adjustment Factor of 1.00%;

C equals the number of calendar days since the immediately preceding Trading Day; and D equals the Net Investment Value of the Notes on the immediately preceding Trading Day.

The Pricing Date means             , 2010, the date on which the Notes are priced for initial sale to the public.

The Valuation Date will be             , 2011, the third Trading Day prior to maturity.

A Trading Day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The closing price of a Basket Component or any other security for which a closing price must be determined (as described in the section “— Dilution Adjustments”) on any Trading Day will be (1) if the common unit or security is listed on a national securities exchange on that Trading Day, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the common unit or security is listed or admitted to trading, and (2) if the common unit or security is not listed on a national securities exchange on that Trading Day, or if the reported sale price on such exchange is not obtainable (even if the common unit or security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the closing price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no reported sale price of the principal trading session is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the closing price on any Trading Day, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common unit or security obtained from as many dealers in such common unit or security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

A Market Disruption Event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) a Basket Component (or any other security for which a closing price must be determined) or (2) any options contracts or futures contracts relating to the Basket Component (or other relevant security), or any options on such futures contracts, on any exchange or market; if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Interest Payments and Payments at Maturity – Hypothetical Examples

The examples of hypothetical interest payments and maturity payments set forth below are intended to illustrate the effect of different Dividend Amounts and Ending Basket Values of the Energy MLP Basket on the amount you will receive in respect of the Notes.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on each Interest Payment Date will depend on the actual Dividend Amount for that Interest Period, and the actual amount you receive if you hold your Notes at maturity will depend on the actual Net Investment Value on the Valuation Date.

Hypothetical Interest Payments

The interest payable on each quarterly Interest Payment Date, which can be as little as $0.50 (0.05% of $1,000 principal amount per Note) per Note, will depend on the Dividend Amount for that Interest Period. The Dividend Amount will vary and could be zero for any Interest Period. Because the Dividend Amount may be subject to significant variations during each Interest Period, it is not possible to present a complete range of possible interest amounts

The examples of hypothetical interest amounts set forth below are intended to illustrate the effect of different Dividend Amounts in each Interest Period, which depends on the actual amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during such Interest Period. The hypothetical interest amounts are based on the assumption that there are 90 days in each Interest Period, that the Notes have a term of twelve months and that the Notes are held to maturity.1 The hypothetical Total Interest Amount for each Interest Period provided in the examples below is only relevant to such Interest Period. A hypothetical return for one Interest Period is no indication of such return for a subsequent Interest Period.

Example 1: The Dividend Amount is the same in each Interest Period.

Each Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on each Interest Payment Date: $15.35 per Note

Hypothetical Total Interest Amount paid per Note: $61.40 ($2.00 total Fixed Interest Amount per Note + $59.40 total Variable Interest Amount per Note)

Example 2: The Dividend Amount decreases after the first Interest Period.

First Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.35 per Note

Second Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

[1]	Actual term of the Notes will be longer than twelve months.

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $2.98 per Note

Third Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $2.98 per Note

Fourth Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $2.98 per Note

Hypothetical Total Interest Amount paid per Note: $24.28 ($2.00 total Fixed Interest Amount per Note + $22.28 total Variable Interest Amount per Note)

Example 3: The Dividend Amount increases after the first Interest Period.

First Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.35 per Note

Second Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $25.25 per Note

Third Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $25.25 per Note

Fourth Interest Period

•	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $25.25 per Note

Hypothetical Total Interest Amount paid per Note: $91.10 ($2.00 total Fixed Interest Amount per Note + $89.10 total Variable Interest Amount per Note)

Hypothetical Payments at Maturity and Total Returns

The maturity payment due on the Notes will be based on the Net Investment Value on the Valuation Date. The Net Investment Value depends on the Ending Basket Value, the Dividend Amount and the Accumulated Basket Adjustment Fee. Because the Net Investment Value may be subject to significant variations during the term of the Notes, it is not possible to present a table illustrating a complete range of possible Net Investment Values or total returns on the Notes.

The examples of hypothetical Net Investment Values on the Valuation Date, total payments and total returns on the Notes set forth below are intended to illustrate the effect of different Ending Basket Values and Dividend Amounts on the payment due. All of the hypothetical examples below are based on the following assumptions:

Issue price: $1,000 per Note Starting Basket Value: 100 Basket Adjustment Factor: 1.00% per annum, which equals a total Accumulated Basket Adjustment Fee of $9.90 (calculated using a constant Hypothetical Net Investment Value of $990 per Note)2

The Notes are held until maturity.

Hypothetical Ending Basket Value	Hypothetical Basket Return Percentage (1)	Hypothetical Final Net Investment Value per Note (2)	Hypothetical Total Interest Amounts per Note (3)	Hypothetical Total Payments per Note (4)	Hypothetical Total Return
74	74%	$ 722.70	$61.40*	$784.10	-21.59%
103	103%	$1,009.80	$61.40*	$1,071.20	7.12%
131	131%	$1,287.00	$61.40*	$1,348.40	34.84%
74	74%	$ 722.70	$24.28**	$746.98	-25.30%
103	103%	$1,009.80	$24.28**	$1,034.08	3.41%
131	131%	$1,287.00	$24.28**	$1,311.28	31.13%
74	74%	$ 722.70	$91.10***	$813.80	-18.62%
103	103%	$1,009.80	$91.10***	$1,100.90	10.09%
131	131%	$1,287.00	$91.10***	$1,378.10	37.81%

(1)	Hypothetical Basket Return Percentage = Hypothetical Ending Basket Value

Hypothetical Starting Basket Value

(2)	Hypothetical Final Net Investment Value = ($990 × Hypothetical Basket Return Percentage) + Hypothetical Accrued Dividend Amount – Hypothetical Accumulated Basket Adjustment Fee

(3)	* Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in each Interest Period. See Hypothetical Interest Payments above.

** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 1% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

*** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 10% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

(4)	Hypothetical Total Payments = Hypothetical Total Interest Amount Paid + Hypothetical Final Net Investment Value

[2]	Actual Accumulated Basket Adjustment Fee will vary over the term of the Notes as the Net Investment Value of the Notes varies.

Dilution Adjustments

The closing Basket Composition Ratio for each Basket Component will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the Net Investment Value of the Notes. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the MLP issuer of the Basket Component, after the Pricing Date:

(1) pays a share dividend or makes a distribution with respect to its common units in such common units (excluding any common units dividend or distribution for which the number of common units paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common units into a greater number of common units,

(3) combines its outstanding common units into a smaller number of common units, or

(4) issues by reclassification of its common units any other common units of the MLP issuer of the Basket Component, then, in each of these cases, the Basket Composition Ratio of such Basket Component will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of common units outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other common units of the MLP issuer of the Basket Component, and the denominator of which will be the number of common units outstanding immediately before the event.

If an MLP issuer of a Basket Component, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common units entitling them to subscribe for or purchase its common units at a price per common unit less than the Then-Current Market Price of the common units, other than rights to purchase common units pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of common units outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional common units offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of common units outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional common units which the aggregate offering price of the total number of common units offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common units, which will be determined by multiplying the total number of common units so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the common units offered thereby have not been delivered, the Basket Composition Ratio will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of common units actually delivered.

If an MLP issuer of a Basket Component, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common units of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common units, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common units rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one common unit, and the denominator of which will be the Then-Current Market Price of one common unit, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one common unit. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Basket Component consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

If an MLP issuer of a Basket Component, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional common units and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common units, then the Basket

Composition Ratio will be multipled by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common units, and the denominator of which will be the Then-Current Market Price of the common units on the record date less the amount of the distribution applicable to one common unit which would not be a Permitted Dividend.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of a Basket Component and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Basket Component have the option to receive either a number of common units or a fixed amount of cash.

Each dilution adjustment will be effected as follows: in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Basket Component entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the MLP issuer of such Basket Component, in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the MLP issuer of the Basket Component, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common units, for the purpose of applying any dilution adjustment, means the average closing price per common units for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the closing price by the calculation agent in the event of a Market Disruption Event, as described above, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to maturity.

For purposes of making adjustments described in this section, the “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common units trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”: any consolidation or merger of the MLP issuer of the Basket Component, or any surviving entity or subsequent surviving entity of the MLP issuer of the Basket Component, with or into another entity, other than a merger or consolidation in which the MLP issuer of the Basket Component is the continuing corporation and in which the common units outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the MLP issuer of the Basket Component or another issuer, any sale, transfer, lease or conveyance to another corporation or MLP of the property of the MLP issuer of the Basket Component or any successor as an entirety or substantially as an entirety, any statutory exchange of securities of the MLP issuer of the Basket Component or any successor of the MLP issuer of the Basket Component with another MLP issuer, other than in connection with a merger or acquisition, or any liquidation, dissolution or winding up of the MLP issuer of the Basket Component or any successor of the MLP issuer of the Basket Component, the closing price of such Basket Component on any Trading Day thereafter up to and including maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per common unit,

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per common units, as determined by a nationally recognized independent investment banking firm retained for this purpose, whose determination will be final, and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the closing price per security or common unit of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each common unit.

“Marketable Securities” are any perpetual equity securities or common units or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities or number of common units constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the Basket Component or the MLP issuer of such Basket Component. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Global Markets will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is                     .

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE ENERGY MLP BASKET

General

The Energy MLP Basket will be established on the Pricing Date and will be comprised of the common units of the fifteen energy-related Master Limited Partnerships described under “Description of the Basket Components.” The Basket Components were selected based on fixed selection criteria developed by Citigroup Global Markets and will not change during the term of the notes, except in connection with certain events described under “— Removal of a Basket Component from the Energy MLP Basket.” The Basket Components will be equally weighted initially and rebalanced to equal weighting on the Basket Rebalancing Date.

Description of the Selection Criteria

Each common unit included in the Energy MLP Basket was selected based upon fixed selection criteria developed by Citigroup Global Markets, including that the MLP issuing the common unit, as of the date of this pricing supplement: is a publicly traded partnership exempt from corporate taxation under the 1986 Tax Reform Act, as amended; is an MLP that owns and operates businesses relating to natural resources (as categorized by the National Association of Publicly Traded Partnerships) and is primarily engaged in the oil and gas midstream energy services, including transportation (including pipelines), processing, storage, compressing, refining, fractionation, marketing and distribution but excluding exploration and production; has common units listed on the New York Stock Exchange, Nasdaq or any other U.S. securities exchange; has a float-adjusted market capitalization of at least $500 million, where “float-adjusted market capitalization” with respect to any MLP means its market capitalization minus the limited partnership interests held by such MLP’s general partners, each as disclosed in its most recent periodic filing made with the Securities and Exchange Commission under the Securities Exchange Act of 1934; pays cash distributions; is not affiliated with Citigroup Inc. and does not have 8% or more of its common units owned by Citigroup Inc. or any of its subsidiaries; and has an Analyst Consensus Rating published by Bloomberg (under the “ANR” function), greater than “3.5”, based on the average rating of all equity analysts covering MLPs (where an Analyst Consensus Rating of “3” represents a “hold” ratings, an Analyst Consensus Rating of “1” represents all “sell” ratings, and an Analyst Consensus Rating of “5” represents all “buy” ratings).

Removal of a Basket Component from the Energy MLP Basket

A common unit will be removed from the Energy MLP Basket at the close of business on the Trading Day on which any of the following events occur, each as determined by the Calculation Agent in its sole discretion: the relevant MLP is no longer a publicly traded partnership exempt from corporate taxation under the 1986 Tax Reform Act, as amended, except if the MLP has lost its exemption due to a change in applicable tax law or regulation that disqualifies all MLPs from such exemption; the common unit is no longer listed on the New York Stock Exchange, Nasdaq or any other U.S. securities exchange; the relevant MLP commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law; the relevant MLP has entered against it by a court having jurisdiction (x) an order for relief in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (y) an order adjudging it bankrupt or insolvent under such law; the relevant MLP commences a voluntary winding up, liquidation, dissolution or other discontinuance of its legal existence (except in the context of a merger or other acquisition) or consents to the entry of an order for relief in an involuntary case requiring such action; the relevant MLP is affiliated with Citigroup Inc. or Citigroup Inc. or any of its subsidiaries owns 8% or more of its common units; or Citigroup Global Markets is prohibited by internal policy from trading or owning the common unit.

If a Basket Component is removed from the Energy MLP Basket, it will not be replaced and the amount of the Closing Value of the Energy MLP Basket represented by that removed Basket Component will be equally spread to each remaining Basket Component.

Rebalancing of the Energy MLP Basket

On the Basket Rebalancing Date of March     , 2011 (approximately six months from the Pricing Date), the calculation agent will rebalance the Energy MLP Basket so that the Basket Components are equally weighted and each contributes approximately 6.67% of the total value of the Energy MLP Basket (subject to the provisions under “—Removal of a Basket Component from the Energy MLP Basket” above). All calculations will be based upon the closing price of each of the Basket Components on the immediately preceding Trading Day. All determinations made by the calculation agent in connection with the rebalancing of the Energy MLP Basket will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

DESCRIPTION OF THE BASKET COMPONENTS

General

The following information regarding each of the Basket Components has been obtained from publicly available documents. Each of the MLP issuers of a Basket Component is currently subject to the information requirements of the Securities Exchange Act. Accordingly, each MLP issuer of a Basket Component files reports and other information with the SEC. Such reports and other information are available to the public on the SEC’s website at http://www.sec.gov by reference to the SEC file number listed below for each Basket Component, or may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Components or other securities issued by the related MLPs. We have derived all disclosures contained in this pricing supplement regarding each Basket Component from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup Inc., Citigroup Funding or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to any of the MLP issuers of the Basket Components. None of Citigroup Funding or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding each of the relevant MLPs is accurate or complete.

The notes represent obligations of Citigroup Funding only. None of the MLP issuers of the Basket Components is involved in any way in this offering nor have any obligation relating to the Notes or to holders of the Notes.

DESCRIPTION OF EL PASO PIPELINE PARTNERS, L.P.

According to publicly available documents, El Paso Pipeline Partners, L.P. owns and operates natural gas transportation pipelines and storage assets. Its SEC file number is 001-33825. El Paso Pipeline Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of El Paso Pipeline Partners, L.P.

The common units of El Paso Pipeline Partners, L.P. are listed on NYSE under the symbol “EPB.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of El Paso Pipeline Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of El Paso Pipeline Partners, L.P.

According to El Paso Pipeline Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 112,830,998 common units of El Paso Pipeline Partners, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of El Paso Pipeline Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2007
Quarter
Fourth	$25.05	$20.00	$0.00000
2008
Quarter
First	25.05	21.15	0.12813
Second	24.03	20.67	0.28750
Third	20.78	13.27	0.29500
Fourth	18.20	12.88	0.30000
2009
Quarter
First	18.96	15.60	0.32000
Second	19.60	16.95	0.32500
Third	21.10	17.45	0.33000
Fourth	26.22	20.31	0.35000

	High	Low	Dividends
2010
Quarter
First	28.06	23.56	0.36000
Second	30.25	25.97	0.38000
Third (through July 20)	30.96	28.41	0.00000

The closing price of the common units of El Paso Pipeline Partners, L.P. on July 20, 2010 was $30.96.

We make no representation as to the amount of dividends, if any, that El Paso Pipeline Partners, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from El Paso Pipeline Partners, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of El Paso Pipeline Partners, L.P., as reported on NYSE, from November 15, 2007 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of El Paso Pipeline Partners, L.P. are not indicative of future closing prices of the common units of El Paso Pipeline Partners, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF ENERGY TRANSFER EQUITY, L.P.

According to publicly available documents, Energy Transfer Equity, L.P. is engaged in natural gas operations, including natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P and interstate natural gas transportation services through Energy Transfer Interstate Holdings. Its SEC file number is 001-32740. Energy Transfer Equity, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Energy Transfer Equity, L.P.

The common units of Energy Transfer Equity, L.P. are listed on NYSE under the symbol “ETE.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Energy Transfer Equity, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Energy Transfer Equity, L.P.

According to Energy Transfer Equity, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 4, 2010 there were 222,941,172 common units of Energy Transfer Equity, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Energy Transfer Equity, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2006
Quarter
First	$24.20	$20.91	$0.0000
Second	27.25	23.27	0.0578
Third	29.29	25.09	0.2375
Fourth	31.26	27.92	0.3125
2007
Quarter
First	36.84	30.37	0.3400
Second	42.73	36.28	0.3560
Third	42.53	33.87	0.3725
Fourth	36.24	31.56	0.3900
2008
Quarter
First	35.10	28.93	0.5500
Second	34.33	28.99	0.4400
Third	30.00	20.92	0.4800
Fourth	22.12	13.29	0.4800
2009
Quarter
First	21.70	16.18	0.5100
Second	26.84	21.52	0.5250
Third	30.07	24.43	0.5350
Fourth	30.88	27.29	0.5350
2010
Quarter
First	34.34	30.58	0.5400
Second	35.40	28.15	0.5400
Third (through July 20)	36.08	33.53	0.0000

The closing price of the common units of Energy Transfer Equity, L.P. on July 20, 2010 was $35.47.

We make no representation as to the amount of dividends, if any, that Energy Transfer Equity, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Energy Transfer Equity, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Energy Transfer Equity, L.P., as reported on NYSE, from February 2, 2006 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Energy Transfer Equity, L.P. are not indicative of future closing prices of the common units of Energy Transfer Equity, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF ENTERPRISE PRODUCTS PARTNERS L.P.

According to publicly available documents, Enterprise Products Partners L.P. is a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids, crude oil, refined products and certain petrochemicals. In addition, Enterprise Products Partners L.P. develops pipelines and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its SEC file number is 001-14323. Enterprise Products Partners L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Enterprise Products Partners L.P.

The common units of Enterprise Products Partners L.P. are listed on NYSE under the symbol “EPD.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Enterprise Products Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Enterprise Products Partners L.P.

According to Enterprise Products Partners L.P. ‘s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 634,754,083 common units of Enterprise Products Partners L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Enterprise Products Partners L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$27.70	$24.32	$0.4000
Second	27.03	24.96	0.4100
Third	27.45	24.28	0.4200
Fourth	26.02	23.47	0.4300
2006
Quarter
First	25.95	23.90	0.4375
Second	25.52	23.92	0.4450
Third	27.01	24.90	0.4525
Fourth	29.80	26.35	0.4600
2007
Quarter
First	32.60	28.46	0.4675
Second	33.15	30.36	0.4750
Third	33.33	28.00	0.4825
Fourth	32.17	29.92	0.4900
2008
Quarter
First	32.48	28.21	0.5000
Second	32.31	29.10	0.5075
Third	29.75	23.61	0.5150
Fourth	26.12	17.26	0.5225
2009
Quarter
First	23.39	17.95	0.5300
Second	26.43	21.30	0.5375
Third	29.32	24.85	0.5450
Fourth	32.15	27.79	0.5525
2010
Quarter
First	34.39	30.34	0.5600
Second	36.65	31.68	0.5675
Third (through July 20)	38.30	34.76	0.0000

The closing price of the common units of Enterprise Products Partners L.P. on July 20, 2010 was $38.30.

We make no representation as to the amount of dividends, if any, that Enterprise Products Partners L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Enterprise Products Partners L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Enterprise Products Partners L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Enterprise Products Partners L.P. are not indicative of future closing prices of the common units of Enterprise Products Partners L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF INERGY, L.P.

According to publicly available documents, Inergy, L.P. is engaged primarily in the sale, distribution, storage, marketing, trading, processing and fractionation of propane, natural gas and other natural gas liquids. Its SEC file number is 000-32453. Inergy, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Inergy, L.P.

The common units of Inergy, L.P. are listed on NYSE under the symbol “NRGY.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Inergy, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Inergy, L.P.

According to Inergy, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30, 2010 there were 65,868,636 common units of Inergy, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Inergy, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$34.01	$28.19	$0.475
Second	33.77	29.80	0.500
Third	33.31	28.20	0.510
Fourth	28.83	25.23	0.520
2006
Quarter
First	27.64	25.93	0.530
Second	26.88	24.90	0.540
Third	27.65	25.68	0.545
Fourth	30.12	26.91	0.555
2007
Quarter
First	32.77	29.04	0.565
Second	37.49	32.68	0.575
Third	37.85	29.50	0.585
Fourth	34.90	29.85	0.595
2008
Quarter
First	31.25	27.24	0.605
Second	29.30	26.02	0.615
Third	26.40	20.82	0.625
Fourth	22.47	13.23	0.635
2009
Quarter
First	24.85	17.04	0.645
Second	25.99	21.62	0.655
Third	30.44	25.13	0.665
Fourth	36.08	28.98	0.675
2010
Quarter
First	38.00	33.73	0.685
Second	39.57	34.01	0.695
Third (through July 20)	41.75	38.36	0.000

The closing price of the common units of Inergy, L.P. on July 20, 2010 was $41.75.

We make no representation as to the amount of dividends, if any, that Inergy, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Inergy, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Inergy, L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Inergy, L.P. are not indicative of future closing prices of the common units of Inergy, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF MAGELLAN MIDSTREAM PARTNERS, L.P.

According to publicly available documents, Magellan Midstream Partners, L.P. operates in three business segments: the petroleum products pipeline system, the petroleum products terminals and the ammonia pipeline system. Its SEC file number is 001-16335. Magellan Midstream Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Magellan Midstream Partners, L.P.

The common units of Magellan Midstream Partners, L.P. are listed on NYSE under the symbol “MMP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Magellan Midstream Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Magellan Midstream Partners, L.P.

According to Magellan Midstream Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 106,731,349 common units of Magellan Midstream Partners, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Magellan Midstream Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$31.50	$29.28	0.45625
Second	33.01	30.45	0.48000
Third	35.30	31.74	0.49750
Fourth	34.65	31.75	0.53125
2006
Quarter
First	33.27	30.82	0.55250
Second	35.20	32.80	0.56500
Third	36.93	33.65	0.57750
Fourth	39.24	36.85	0.59000
2007
Quarter
First	47.27	37.90	0.60250
Second	51.00	43.95	0.61625
Third	47.81	39.81	0.63000
Fourth	43.99	39.72	0.64375
2008
Quarter
First	44.48	38.62	0.65750
Second	43.35	35.59	0.67250
Third	37.90	31.00	0.68750
Fourth	35.83	22.15	0.70250
2009
Quarter
First	35.49	25.80	0.71000
Second	36.52	29.61	0.71000
Third	39.25	34.60	0.71000
Fourth	43.31	36.90	0.71000
2010
Quarter
First	47.15	41.04	0.71000
Second	48.33	41.50	0.72000
Third (through July 20)	48.95	46.37	0.00000

The closing price of the common units of Magellan Midstream Partners, L.P. on July 20, 2010 was $48.95.

We make no representation as to the amount of dividends, if any, that Magellan Midstream Partners, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Magellan Midstream Partners, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Magellan Midstream Partners, L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Magellan Midstream Partners, L.P. are not indicative of future closing prices of the common units of Magellan Midstream Partners, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF NUSTAR ENERGY L.P.

According to publicly available documents, NuStar Energy L.P. is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Its SEC file number is 001-16417. NuStar Energy L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of NuStar Energy L.P.

The common units of NuStar Energy L.P. are listed on NYSE under the symbol “NS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of NuStar Energy L.P., as reported on NYSE, as well as the cash dividends paid per common unit of NuStar Energy L.P.

According to NuStar Energy L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 60,210,549 common units of NuStar Energy L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of NuStar Energy L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$62.40	$58.45	$0.8000
Second	64.15	59.35	0.8000
Third	60.25	54.70	0.8550
Fourth	58.90	50.75	0.8550
2006
Quarter
First	54.10	49.95	0.8550
Second	53.94	49.02	0.8550
Third	52.05	48.90	0.8550
Fourth	57.53	49.15	0.9150
2007
Quarter
First	66.95	54.73	0.9150
Second	70.16	64.20	0.9150
Third	70.05	58.68	0.9500
Fourth	63.38	52.15	0.9850
2008
Quarter
First	56.76	47.85	0.9850
Second	53.76	47.39	0.9850
Third	49.71	41.45	0.9850
Fourth	46.14	30.89	1.0575
2009
Quarter
First	49.72	41.06	1.0575
Second	57.62	46.90	1.0575
Third	56.74	51.05	1.0575
Fourth	56.91	50.61	1.0650
2010
Quarter
First	60.02	53.09	1.0650
Second	64.32	52.86	1.0650
Third (through July 20)	60.06	56.04	0.0000

The closing price of the common units of NuStar Energy L.P. on July 20, 2010 was $59.85.

We make no representation as to the amount of dividends, if any, that NuStar Energy L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from NuStar Energy L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of NuStar Energy L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of NuStar Energy L.P. are not indicative of future closing prices of the common units of NuStar Energy L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF NUSTAR GP HOLDINGS, LLC

According to publicly available documents, NuStar GP Holdings, LLC has no operations or sources of income or cash flows other than its investment in NuStar Energy L.P., which is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Its SEC file number is 001-32940. NuStar GP Holdings, LLC files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of NuStar GP Holdings, LLC

The common units of NuStar GP Holdings, LLC are listed on NYSE under the symbol “NSH.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of NuStar GP Holdings, LLC, as reported on NYSE, as well as the cash dividends paid per common unit of NuStar GP Holdings, LLC.

According to NuStar GP Holdings, LLC’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 42,547,294 common units of NuStar GP Holdings, LLC issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of NuStar GP Holdings, LLC (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2006
Quarter
Third	$22.05	$19.40	$0.0000
Fourth	24.91	19.32	0.2574
2007
Quarter
First	28.10	23.49	0.3200
Second	38.26	27.75	0.3200
Third	38.26	30.43	0.3400
Fourth	34.50	27.76	0.3600
2008
Quarter
First	29.43	22.82	0.3600
Second	27.47	21.67	0.3600
Third	21.41	17.30	0.3600
Fourth	20.35	14.20	0.4300
2009
Quarter
First	21.39	17.63	0.4300
Second	24.97	20.83	0.4300
Third	27.22	22.86	0.4300
Fourth	27.22	23.70	0.4350
2010
Quarter
First	29.76	26.29	0.4350
Second	30.92	25.44	0.4500
Third (through July 20)	31.31	30.28	0.000

The closing price of the common units of NuStar GP Holdings, LLC on July 20, 2010 was $30.57.

We make no representation as to the amount of dividends, if any, that NuStar GP Holdings, LLC may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from NuStar GP Holdings, LLC.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of NuStar GP Holdings, LLC, as reported on NYSE, from July 13, 2006 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of NuStar GP Holdings, LLC are not indicative of future closing prices of the common units of NuStar GP Holdings, LLC. This graph does not reflect intra-day pricing.

DESCRIPTION OF ONEOK PARTNERS, L.P.

According to publicly available documents, ONEOK Partners, L.P. is engaged in the gathering, processing, storage and transportation of natural gas in the United States. Its SEC file number is 001-12202. ONEOK Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of ONEOK Partners, L.P.

The common units of ONEOK Partners, L.P. are listed on NYSE under the symbol “OKS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of ONEOK Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of ONEOK Partners, L.P.

According to ONEOK Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 22, 2010 there were 65,413.677 common units of ONEOK Partners, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of ONEOK Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$52.50	$47.06	$0.800
Second	50.90	45.90	0.800
Third	52.35	47.15	0.800
Fourth	47.98	40.76	0.800
2006
Quarter
First	49.15	42.00	0.800
Second	51.35	47.63	0.880
Third	56.25	49.35	0.950
Fourth	65.91	56.25	0.970
2007
Quarter
First	67.80	62.62	0.980
Second	72.42	66.82	0.990
Third	70.70	58.20	1.000
Fourth	65.41	59.00	1.010
2008
Quarter
First	63.89	54.58	1.025
Second	64.01	55.90	1.040
Third	60.05	50.32	1.060
Fourth	55.88	39.25	1.080
2009
Quarter
First	52.75	34.21	1.080
Second	49.75	40.06	1.080
Third	53.30	45.80	1.080
Fourth	63.00	52.20	1.090
2010
Quarter
First	66.67	57.98	1.100
Second	65.34	55.95	1.110
Third (through July 20)	71.15	63.57	0.000*

*	ONEOK Partners, L.P. declared a dividend of $1.120 on July 14, 2010 which is payable on September 13, 2010.

The closing price of the common units of ONEOK Partners, L.P. on July 20, 2010 was $71.15.

We make no representation as to the amount of dividends, if any, that ONEOK Partners, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from ONEOK Partners, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of ONEOK Partners, L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of ONEOK Partners, L.P. are not indicative of future closing prices of the common units of ONEOK Partners, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF PLAINS ALL AMERICAN PIPELINE, L.P.

According to publicly available documents, Plains All American Pipeline, L.P. is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. Its SEC file number is 001-14569. Plains All American Pipeline, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Plains All American Pipeline, L.P.

The common units of Plains All American Pipeline, L.P. are listed on NYSE under the symbol “PAA.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Plains All American Pipeline, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Plains All American Pipeline, L.P.

According to Plains All American Pipeline, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 136,135,988 common units of Plains All American Pipeline, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Plains All American Pipeline, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$40.78	$36.70	$0.6125
Second	44.90	38.28	0.6375
Third	47.52	42.20	0.6500
Fourth	42.77	38.99	0.6750
2006
Quarter
First	46.90	39.57	0.6875
Second	48.70	42.98	0.7075
Third	47.11	43.43	0.7250
Fourth	52.45	45.55	0.7500
2007
Quarter
First	58.88	50.04	0.800
Second	64.31	57.01	0.8125
Third	65.05	53.38	0.8300
Fourth	56.20	49.16	0.8400
2008
Quarter
First	52.00	44.13	0.8500
Second	50.41	45.11	0.8650
Third	47.97	36.48	0.8875
Fourth	40.95	26.01	0.8925
2009
Quarter
First	39.96	34.69	0.8925
Second	44.67	37.41	0.9050
Third	49.65	42.75	0.9050
Fourth	53.03	45.75	0.9200
2010
Quarter
First	56.87	51.67	0.9275
Second	59.75	52.33	0.9350
Third (through July 20)	63.34	57.96	0.0000*

*	Plains All American Pipeline, L.P. declared a dividend of $0.9425 on July 13, 2010 which is payable on September 13, 2010.

The closing price of the common units of Plains All American Pipeline, L.P. on July 20, 2010 was $63.34.

We make no representation as to the amount of dividends, if any, that Plains All American Pipeline, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Plains All American Pipeline, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Plains All American Pipeline, L.P., as reported on NYSE, from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Plains All American Pipeline, L.P. are not indicative of future closing prices of the common units of Plains All American Pipeline, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF REGENCY ENERGY PARTNERS LP

According to publicly available documents, Regency Energy Partners LP is engaged in the gathering, processing, contract compression and transportation of natural gas and natural gas liquids. Its SEC file number is 000-51757. Regency Energy Partners LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Regency Energy Partners LP

The common units of Regency Energy Partners LP are listed on NASDAQ under the symbol “RGNC.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Regency Energy Partners LP, as reported on NASDAQ, as well as the cash dividends paid per common unit of Regency Energy Partners LP.

According to Regency Energy Partners LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 93,191,602 common units of Regency Energy Partners LP issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Regency Energy Partners LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2006
Quarter
First	$22.10	$19.47	$0.0000
Second	23.00	21.30	0.2217
Third	24.52	22.00	0.3500
Fourth	27.20	24.18	0.3700
2007
Quarter
First	28.40	26.11	0.3700
Second	33.18	24.97	0.3800
Third	34.32	29.15	0.3800
Fourth	33.00	28.46	0.3900
2008
Quarter
First	33.37	26.45	0.4000
Second	27.99	24.31	0.4200
Third	25.35	16.21	0.4450
Fourth	18.24	5.67	0.4450
2009
Quarter
First	12.59	8.05	0.4450
Second	14.56	11.36	0.4450
Third	19.61	14.29	0.4450
Fourth	20.93	18.66	0.4450
2010
Quarter
First	23.19	20.00	0.4450
Second	24.57	20.43	0.4450
Third (through July 20)	25.74	23.62	0.0000

The closing price of the common units of Regency Energy Partners LP on July 20, 2010 was $25.74.

We make no representation as to the amount of dividends, if any, that Regency Energy Partners LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Regency Energy Partners LP.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Regency Energy Partners LP, as reported on NASDAQ, from January 30, 2006 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Regency Energy Partners LP are not indicative of future closing prices of the common units of Regency Energy Partners LP. This graph does not reflect intra-day pricing.

DESCRIPTION OF SPECTRA ENERGY PARTNERS, LP

According to publicly available documents, Spectra Energy Partners, LP is engaged in the transportation and gathering of natural gas through interstate pipeline systems with over 3,100 miles of pipelines that serve the southeastern United States, Oklahoma, Arkansas and Missouri, and the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 49 billion cubic feet that are located in southeast Texas, south central Louisiana and southwest Virginia. Its SEC file number is 001-33556. Spectra Energy Partners, LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Spectra Energy Partners, LP

The common units of Spectra Energy Partners, LP are listed on NYSE under the symbol “SEP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Spectra Energy Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of Spectra Energy Partners, LP.

According to Spectra Energy Partners, LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30, 2010 there were 58,705,791 common units of Spectra Energy Partners, LP issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Spectra Energy Partners, LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2007
Quarter
Second	$28.65	$22.00	$0.00
Third	30.75	25.86	0.00
Fourth	26.14	24.10	0.30
2008
Quarter
First	25.67	22.46	0.32
Second	25.59	23.05	0.33
Third	24.13	18.35	0.34
Fourth	20.82	14.75	0.35
2009
Quarter
First	22.42	19.56	0.36
Second	23.25	20.17	0.37
Third	24.60	21.45	0.38
Fourth	29.82	24.09	0.40
2010
Quarter
First	31.33	27.42	0.41
Second	33.94	29.75	0.42
Third (through July 20)	35.80	33.94	0.00

The closing price of the common units of Spectra Energy Partners, LP on July 20, 2010 was $35.26.

We make no representation as to the amount of dividends, if any, that Spectra Energy Partners, LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Spectra Energy Partners, LP.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Spectra Energy Partners, LP, as reported on NYSE from June 26, 2007 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Spectra Energy Partners, LP are not indicative of future closing prices of the common units of Spectra Energy Partners, LP. This graph does not reflect intra-day pricing.

DESCRIPTION OF SUBURBAN PROPANE PARTNERS, L.P.

According to publicly available documents, Suburban Propane Partners, L.P. is a nationwide marketer and distributor of a diverse array of products meeting the energy needs of its customers. Suburban Propane Partners, L.P. specializes in the distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets. Its SEC file number is 001-14222. Suburban Propane Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Suburban Propane Partners, L.P.

The common units of Suburban Propane Partners, L.P. are listed on NYSE under the symbol “SPH.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Suburban Propane Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Suburban Propane Partners, L.P..

According to Suburban Propane Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of March 27, 2010 there were 35,290,334 common units of Suburban Propane Partners, L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Suburban Propane Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
First	$35.91	$33.67	$0.6125
Second	35.78	32.50	0.6125
Third	37.39	27.35	0.6125
Fourth	29.23	24.04	0.6125
2006
Quarter
First	30.09	26.21	0.6125
Second	31.52	27.85	0.6125
Third	35.43	31.44	0.6375
Fourth	39.07	33.61	0.6625
2007
Quarter
First	44.00	35.93	0.6875
Second	49.00	44.00	0.7000
Third	49.16	40.55	0.7125
Fourth	48.15	40.00	0.7500
2008
Quarter
First	41.94	35.95	0.7625
Second	42.01	38.20	0.7750
Third	39.06	33.15	0.8000
Fourth	34.68	22.64	0.8050
2009
Quarter
First	40.86	31.90	0.8100
Second	42.80	36.79	0.8150
Third	45.88	40.57	0.8250
Fourth	47.35	41.24	0.8300
2010
Quarter
First	50.00	43.94	0.8350
Second	49.14	43.82	0.8400
Third (through July 20)	49.11	46.44	0.0000

The closing price of the common units of Suburban Propane Partners, L.P. on July 20, 2010 was $49.11.

We make no representation as to the amount of dividends, if any, that Suburban Propane Partners, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Suburban Propane Partners, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Suburban Propane Partners, L.P., as reported on NYSE from January 3, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Suburban Propane Partners, L.P. are not indicative of future closing prices of the common units of Suburban Propane Partners, L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF TARGA RESOURCES PARTNERS LP

According to publicly available documents, Targa Resources Partners LP’s business operations consist of natural gas gathering and processing and the fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids. Its SEC file number is 001-33303. Targa Resources Partners LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Targa Resources Partners LP

The common units of Targa Resources Partners LP are listed on NYSE under the symbol “NGLS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Targa Resources Partners LP, as reported on NYSE, as well as the cash dividends paid per common unit of Targa Resources Partners LP.

According to Targa Resources Partners LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 67,980,596 common units of Targa Resources Partners LP issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Targa Resources Partners LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2007
Quarter
First	$32.02	$21.00	$0.00000
Second	34.60	28.28	0.16875
Third	33.92	27.61	0.33750
Fourth	29.56	26.18	0.33750
2008
Quarter
First	29.62	21.15	0.39750
Second	26.60	23.05	0.41750
Third	23.90	16.13	0.51250
Fourth	16.74	6.10	0.51750
2009
Quarter
First	10.40	7.25	0.51750
Second	14.97	8.96	0.51750
Third	18.98	13.90	0.51750
Fourth	24.57	18.24	0.51750
2010
Quarter
First	27.00	22.35	0.51750
Second	28.48	20.79	0.51750
Third (through July 20)	27.01	25.16	0.00000

The closing price of the common units of Targa Resources Partners LP on July 20, 2010 was $27.00.

We make no representation as to the amount of dividends, if any, that Targa Resources Partners LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Targa Resources Partners LP.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Targa Resources Partners LP, as reported on NYSE, from February 8, 2007 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Targa Resources Partners LP are not indicative of future closing prices of the common units of Targa Resources Partners LP. This graph does not reflect intra-day pricing.

DESCRIPTION OF TEEKAY LNG PARTNERS L.P.

According to publicly available documents, Teekay LNG Partners L.P. is an international provider of marine transportation services for LNG, LPG and crude oil. Its SEC file number is 001-32479. Teekay LNG Partners L.P. files reports (including its Annual Report on Form 20-F for the year ended December 31, 2009) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Teekay LNG Partners L.P.

The common units of Teekay LNG Partners L.P. are listed on NYSE under the symbol “TGP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Teekay LNG Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Teekay LNG Partners L.P.

According to Teekay LNG Partners L.P.’s Form 20-F for the year ended December 31, 2009, as of December 31, 2009 there were 44,972,563 common units of Teekay LNG Partners L.P. issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Teekay LNG Partners L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2005
Quarter
Second	$28.45	$18.00	$0.0000
Third	34.70	28.12	0.2357
Fourth	31.66	27.40	0.4125
2006
Quarter
First	31.69	28.65	0.4125
Second	31.98	29.13	0.4625
Third	31.47	29.35	0.4625
Fourth	34.23	30.00	0.4625
2007
Quarter
First	38.08	32.70	0.4625
Second	39.94	34.92	0.4625
Third	36.93	33.20	0.5300
Fourth	34.47	28.76	0.5300
2008
Quarter
First	31.69	27.22	0.5300
Second	30.48	26.33	0.5300
Third	26.52	14.89	0.5500
Fourth	18.26	9.96	0.5700
2009
Quarter
First	19.93	15.02	0.5700
Second	19.50	15.74	0.5700
Third	25.05	18.85	0.5700
Fourth	26.59	23.10	0.5700
2010
Quarter
First	29.87	24.91	0.5700
Second	30.97	26.57	0.6000
Third (through July 20)	32.98	29.13	0.0000

The closing price of the common units of Teekay LNG Partners L.P. on July 20, 2010 was $39.28.

We make no representation as to the amount of dividends, if any, that Teekay LNG Partners L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Teekay LNG Partners L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Teekay LNG Partners L.P., as reported on NYSE from May 4, 2005 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Teekay LNG Partners L.P. are not indicative of future closing prices of the common units of Teekay LNG Partners L.P. This graph does not reflect intra-day pricing.

DESCRIPTION OF WESTERN GAS PARTNERS, LP

According to publicly available documents, Western Gas Partners, LP owns, operates, acquires and develops midstream energy assets. Its SEC file number is 001-34046. Western Gas Partners, LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Western Gas Partners, LP

The common units of Western Gas Partners, LP are listed on NYSE under the symbol “WES.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Western Gas Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of Western Gas Partners, LP.

According to Western Gas Partners, LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30 2010 there were 27,900,000 common units of Western Gas Partners, LP issued and outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Western Gas Partners, LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividends
2008
Quarter
Second	$17.25	$16.15	$0.0000
Third	16.96	13.02	0.1582
Fourth	15.17	10.58	0.3000
2009
Quarter
First	15.62	12.63	0.3000
Second	15.65	13.96	0.3000
Third	17.90	15.39	0.3100
Fourth	19.73	17.51	0.3200
2010
Quarter
First	22.87	19.49	0.3300
Second	23.93	20.94	0.3400
Third (through July 20)	23.89	21.97	0.0000*

*	Western Gas Partners, LP declared a dividend of $0.3500 on July 20, 2010 which is payable on September 13, 2010.

The closing price of the common units of Western Gas Partners, LP on July 20, 2010 was $23.79.

We make no representation as to the amount of dividends, if any, that Western Gas Partners, LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Western Gas Partners, LP.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Western Gas Partners, LP, as reported on NYSE from May 8, 2008 to July 20, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of the common units of Western Gas Partners, LP are not indicative of future closing prices of the common units of Western Gas Partners, LP. This graph does not reflect intra-day pricing.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the Notes. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the Notes by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes (a “U.S. Holder”).

This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the Notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the Notes as capital assets or (v) persons that did not purchase the Notes in the initial offering. Partners of partnerships holding the Notes should consult their tax advisors.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a Note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat the Note as a cash-settled prepaid forward contract providing for the future payment based on the value of the Energy MLP Basket, under which an amount equal to the purchase price of the Note is treated as an interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

Payments of interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting.

Under the above characterization of the Notes, and subject to the following discussion below regarding the applicability of Section 1260 of the Code, at maturity or upon the sale or other taxable disposition of a Note by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity , sale or other taxable disposition and the U.S. Holder’s tax basis in the Notes. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition.

U.S. Holders should be aware that the Notes are subject to the “constructive ownership” rules set forth in Section 1260 of the Code, which re-characterizes long-term capital gain that may be recognized in respect of the Notes as ordinary income to the extent such gain is greater than the net long-term capital gain that would have been realized on a comparable direct investment in the Basket Components and imposes an interest charge on the deemed underpayment of tax with respect to such re-characterized income which is considered to have been deferred by a holder who invests in the Notes rather than in the Basket Components directly. U.S. Holders will need to establish this hypothetical net long-term capital gain that would have been realized with clear and convincing evidence to avoid having their entire long-term capital gain (if any) from being re-characterized as ordinary income. Several aspects of the application of Section 1260 to the Notes are unclear. As such, U.S. Holders are strongly urged to consult their own tax advisers as to the consequences of an investment in the Notes, including the application of Section 1260 to the Notes.

Possible Alternative Treatments

Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Notes as prepaid forward contracts and the tax treatment described above. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Possible alternative treatments of the Notes could include recognition of ordinary income, gain or, possibly, loss if Basket Components change, or when the Energy MLP Basket is rebalanced. Due to the lack of authority addressing the appropriate tax treatment of the Notes, the IRS may take the position that certain changes in the composition of the Energy MLP Basket, including a change in the weightings of the Basket Components after a rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange.

Finally, the IRS and U.S. Treasury Department issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Other possible alternative treatment includes treatment of the Notes as contingent payment debt instruments or as each consisting of a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a holder of the Notes that is a non-resident alien individual or a foreign corporation.

The discussion below does not address Non-U.S. Holders that beneficially own partnership interests or other interests in the MLPs represented in the energy MLP basket other than the Notes, and such Non-U.S. Holders are urged to consult with their tax advisors as to the potential application of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) to a disposition of the Notes. Very generally, FIRPTA operates to treat a non-U.S. person’s gain from the sale of certain U.S. real property interests as income that is effectively connected with a U.S. trade or business and also imposes a special collection mechanism pursuant to which withholding may be imposed in an amount equal to 10% of such non-U.S. person’s amount realized from the disposition of such interests. In the case of a Non-U.S. Holder described in the immediately preceding paragraph, the rules under FIRPTA may apply to an interest in an MLP, such as a Note, where the MLP beneficially owns United States real property interests with a fair market value equaling or exceeding more than 50% of the sum of the fair market value of the MLP’s worldwide real property interests and its other assets used or held for use in a trade or business.

Although there are no authorities directly on point, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, we believe that a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% on any interest payments made on the Notes (unless that income is effectively connected with the conduct of a trade or business in the United States, in which case, in order to avoid withholding, such Non-U.S. Holder will likely be required to provide a properly executed Form W-8ECI).

Subject to the discussion above and below regarding FIRPTA, any capital gain realized upon a redemption, sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Pursuant to FIRPTA, Non-U.S. Holders who have beneficially owned, during their holding period for the Notes, Notes whose fair market value attributable to any of the MLPs represented in the energy MLP basket exceeds 5% of the fair market value of such MLP’s regularly traded class of interests, may be subject to U.S. federal income tax on a net income basis with respect to any gain realized on the notes.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the Notes should see the discussion relating to U.S. Holders of the Notes, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $         principal amount of the Notes (        Notes) for $990 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including broker-dealers affiliated with Citigroup Global Markets, less a concession of $10 per Note they sell. Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission of $10 per Note they sell. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $10 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Note may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by a particular investor according to the following chart.

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
≥ $50,000 and < $1,000,000	$1,000.00	$10.00	$10.00
≥ $1,000,000 and < $5,000,000	$997.50	$7.50	$7.50
≥ $5,000,000	$995.00	$5.00	$5.00

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Purchases and Sales of the Common Units of the Basket Components or Derivative Instruments Related to the Basket Components by Affiliates of Citigroup Funding Inc.” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)

if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Strategic Market Access Notes

Based Upon a Basket of Energy-Related Master Limited Partnerships

Due             , 2011

($1,000 principal amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                     , 2010

(Including Prospectus Supplement Dated

February 18, 2009 and Prospectus dated

February 18, 2009)